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Exhibit 10.6

GENOPTIX, INC.

NON-EMPLOYEE DIRECTOR
COMPENSATION POLICY

        On July 27, 2007, the Compensation Committee of the Board of Directors (the "Board") of Genoptix, Inc. (the "Company") adopted the following compensation program for non-employee directors of the Board to be effective upon the closing of the initial public offering of the Company's common stock (the "Offering"). Pursuant to this program, each member of the Board who is not an employee or an officer of the Company will receive the following cash compensation for Board services, as applicable:

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  a $30,000 annual retainer for service as a Board member;

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  a $30,000 supplemental annual retainer for service as Chairman of the Board;

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  a $10,000 supplemental annual retainer for service as Chairman of the Audit Committee;

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  a $10,000 supplemental annual retainer for service as Chairman of the Compensation Committee; and

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  a $10,000 supplemental annual retainer for service as Chairman of the Compliance Committee.

        Additionally, members of the Board who are not employees or officers of the Company will receive nonqualified stock options under the Company's 2007 Non-Employee Directors Stock Option Plan which will become effective immediately upon the signing of the underwriting agreement for the Offering.

        The non-employee compensation program requires that the members of the Board endeavor to attend at least 75% of the meetings of the Board and the committees on which a particular director serves.

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  Exhibit 10.6
GENOPTIX, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY